Exhibit 99.1

EVgo and Toyota Announce New Agreement to Provide Fast Charging for bZ4X Customers

Drivers of the new 2023 Toyota bZ4X will receive one year of complimentary charging via nation’s largest public fast charging network

LOS ANGELES – February 24, 2022 – Today, EVgo Inc. (NASDAQ: EVGO), the nation’s largest public fast charging network for electric vehicles (EVs) and first powered by 100% renewable electricity, announced a commercial agreement with Toyota Motor North America, Inc. (Toyota) to provide drivers of the new Toyota bZ4X battery electric SUV with complimentary charging at EVgo’s nationwide network of public fast chargers for one year.

“We’re thrilled to be collaborating with Toyota to get more drivers to go electric,” said Jonathan Levy, EVgo Chief Commercial Officer. “EVgo is excited to create an exemplary customer experience for Toyota’s bZ4X drivers out of the gate and this business deal is a testament to the confidence partners have in the reliability and scale of our charging solutions.”

Toyota is the latest leading automaker to tap EVgo as a charging infrastructure partner, collaborating to incentivize and accelerate EV adoption across the US. EVgo’s fast-growing public charging network is capable of charging all types of EVs in convenient locations that fit into people’s everyday lives. With stations located at grocery stores, shopping malls, retail locations and more, EVgo’s joint efforts with renowned brands across automotive, rideshare, retail, fleet, and other industries have powered more than 280 million electric miles to date – all via the only EV charging network powered by 100% renewable energy. With the combination of sustainability and financial discipline serving as its north star, EVgo is strongly positioned to lead and help shape transportation electrification in the years ahead.

Using the Toyota App, customers who purchase or lease a new 2023 Toyota bZ4X can enjoy one year of unlimited complimentary charging at all public fast charging stations within the EVgo network, as well as locate nearby EVgo charging stations and initiate charging for their vehicles.

“The arrival of our all-electric bZ4X marks an important step in our commitment towards electrifying 70% of our fleet by 2030. We want our bZ4X customers to enjoy a high-quality ownership experience that is as seamless and worry-free as possible,” said Christopher Yang, Vice President, EV Charging Solutions, Toyota Motor North America. “Collaborating with EVgo, the nation’s largest public fast charging network, will help provide bZ4X owners with access to a fast, reliable charge where and when they need it.”

The EVgo network features more than 800 public fast charging locations and upwards of 1,200 L2 charging stalls across 68 metropolitan areas in 35 states, providing drivers with the flexibility to travel and charge their vehicles as much as 80% within one hour. Today, more than 130 million people in the U.S. live within a 10-mile drive of an EVgo fast charger. As demand for electrified transportation increases nationwide and new EV models are released, EVgo continues to build out its fast charging network to maintain pace with this shift, with plans to deploy approximately 16,000 fast charging stalls by 2027. The company is driving increased utilization of its network through industry partnerships and building the EVgo community of more than 310,000 customer accounts.

For more information around the locations of fast chargers within EVgo’s charging network, visit www.evgo.com

About EVgo

EVgo (Nasdaq: EVGO) is the nation’s largest public fast charging network for electric vehicles, and the first to be powered by 100% renewable energy. With more than 800 fast charging locations, EVgo’s owned and operated charging network serves over 68 metropolitan areas across 35 states and more than 310,000 customers. Founded in 2010, EVgo leads the way on transportation electrification, partnering with automakers; fleet and rideshare operators; retail hosts such as hotels, shopping centers, gas stations and parking lot operators; and other stakeholders to deploy advanced charging technology to expand network availability and make it easier for drivers across the U.S. to enjoy the benefits of driving an EV. As a charging technology first mover, EVgo works closely with business and government leaders to accelerate the ubiquitous adoption of EVs by providing a reliable and convenient charging experience close to where drivers live, work and play, whether for a daily commute or a commercial fleet.

About Toyota

Toyota (NYSE:TM) has been a part of the cultural fabric in North America for more than 60 years, and is committed to advancing sustainable, next-generation mobility through our Toyota and Lexus brands plus our 1,800 dealerships.

Toyota directly employs more than 48,000 in North America and has contributed world-class design, engineering, and assembly of nearly 43 million cars and trucks at our 13 manufacturing plants.  By 2025, the company’s 14th plant in North Carolina will begin to manufacture automotive batteries for electrified vehicles. Toyota has more electrified vehicles on the road than any other automaker, with electrified vehicles comprising more than a quarter of our 2021 North American sales.

Through its Start Your Impossible campaign, Toyota highlights the way it partners with community, civic, academic and governmental organizations to address our society’s most pressing mobility challenges. We believe that when people are free to move, anything is possible. For more information about Toyota, visit pressroom.toyota.com.

Contacts

For Media:

EVgo

press@evgo.com

Toyota

Aaron Fowles

469-292-1097

aaron.fowles@toyota.com

For Investors:

Ted Brooks, VP of Investor Relations

investors@evgo.com

310-954-2943